Exhibit 99.3

Consent of Zaichang Ye

SunCar Technology Group Inc. (the “Company”) intends to file a Registration Statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) registering the issuance of securities in connection with a business combination transaction with Goldenbridge Acquisition Limited. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee of the Company.

Dated: January 18, 2023	/s/ Zaichang Ye
Zaichang Ye